ASSIGNMENT OF DEVELOPMENT RIGHTS
OF
CERRO BLANCO DESALINATION PLANT

This Assignment of Development Rights (“Development Assignment”) is made effective as of the 16th day of March, 2016 (the “Effective Date”) by and between:

NEXO Water Ventures, LLC, a limited liability company organized and existing under the laws of the State of Delaware, with its principal place of business located at 68 South Main Street, 8th Floor, Salt Lake City, UT 84101 (the “Developer”),

and

White Mountain Titanium, Corp. a corporation organized and existing under the laws of the State of Nevada, with its principal place of business located at 225 S. Lake Avenue, Suite 300 Pasadena, CA 9110 and its wholly owned subsidiary Sociedad Contractual Minera White Mountain Titanium, organized and existing under the laws of the country of Chile, with its principal place of business located at 100 Augusto Leguia, Suite 1401 Las Condes, Santiago, Chile (together as “White Mountain”) (each, a “Party” and collectively, the “Parties”).

Unless otherwise defined within this Development Assignment, certain capitalized terms are defined in Section 9 of the Loan Agreement.

R E C I T A L S

WHEREAS, White Mountain has good and marketable title and also holds Good and Defensible Title to the Cerro Blanco Project which includes the right to develop and cause to establish a seawater desalination plant at the Cerro Blanco Project (“Desal Plant”) pursuant to its operative EIS and other applicable regulatory permits;

WHEREAS, subject to the conditions set forth in this Development Assignment, White Mountain is now interested in transferring, creating step-in rights, and conditionally assigning its Development Rights to Developer and Developer is interested in accepting all such rights pursuant to this Development Assignment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of are hereby acknowledged, the Parties agree as follows:

1.	Assignment of Development Rights.

1.1     Assignment. Subject to the conditions set forth within this Development Assignment, White Mountain hereby assigns, grants, transfers, creates step-in rights, and conveys to Developer all of its development rights, privileges and entitlements with respect to the Desal Plant as set forth in Section 1.2 (“Development Rights”) of this Development Assignment.

1.2     Development Rights. During the (i) Term of this Development Assignment; (ii) surviving any Event of Default, satisfaction, or conversion of the Convertible Promissory Note into Series A Shares; and (iii) in good faith consultation with White Mountain, Developer will have the unilateral discretion and exclusive right to perform the following:

(a)	Provide, arrange, and or facilitate the financing (both in terms of the equity and project finance) (“Development Funding”) as needed for the requisite Desal Plant CAPEX;

(b)

Negotiate and execute all needed project management agreements with the water technology company of Developer’s exclusive selection (“Operating Water Company”) which will supply the technology, equipment, operations and maintenance required for the Desal Plant;

(c)	Exclusively select any and all engineering, EPC, and other service providers as deemed necessary or required for the construction and operation of the Desal Plant; and

(d)

Developer shall be the exclusive provider of the Development Funding and assignee of Development Rights and White Mountain shall not retain, hire, or engage in discussions with any other party regarding the provision of services similar to the Development Funding or Development Rights in respect of any jurisdiction.

2.	White Mountain Responsibilities.

2.1     White Mountain Assistance. During the Term of this Development Assignment, White Mountain agrees to perform the following responsibilities as they pertain to the development of the Desal Plant:

(a)

Work in good faith with Developer by immediately allocating reasonable and necessary resources such as time by its directors and or officers to establish legally binding offtake agreement(s) with external third parties for treated water arising from the Desal Plant;

(b)

Work in good faith with Developer to establish a legally binding offtake agreement (i) between White Mountain and the eventual Project Entity that will independently own the Desal Plant (ii) which ensures the that the mining operations at the Cerro Blanco Project will have its required uninterrupted water supply. It is expected that the total volume needed for the mining operations at the Cerro Blanco Project will not exceed 250 liters per second;

(c)

In the event that the demand for water produced by the Desal Plant is in excess of 1,000 liters per second, White Mountain will work in good faith with Developer and provide necessary internal resources to obtain the necessary modifications to the EIS and other required permits to increase the volume of permitted intake of seawater into the Desal Plant; and

(d)

Work in good faith with Developer to facilitate any other rights, contracts, and or other easements which may arise during the development of the Desal Plant as determined by Developer and White Mountain.

3.	Desal Plant Ownership:

3.1     Project Entity. In the event that Development Funding requires that a new entity be created for the establishment of the Desal Plant (a “Project Entity”), then the Parties agree to the ownership ratio in the Project Entity as set forth in Section 3.2 of this Development Assignment.

3.2     Equity Split.

(a) In addition to the payments made to Developer under the operative offtake agreement, the Developer and its affiliates shall maintain at least an 80% interest in the Desal Plant (“Developer Equity”). White Mountain shall receive no greater than 20% interest in the Desal Plant (“White Mountain Equity”). The Parties agree that the Equity Split may be structured in any manner determined appropriate by the Developer and or its affiliates, in their sole discretion, which may include, among other things, a direct equity interest in Desal Plant, an interest in the profits of the Desal Plant, or any other interest which provides Developer with a direct or indirect interest in the Desal Plant.

(b) In the event that the Parties determine that debt financing for the Desal Plant would be in the best interests of all the Parties, Developer and White Mountain will negotiate in good faith to determine an equity split which is within industry standards for such a debt financed project.

3.3     White Mountain Water Provided by the Project Entity. As referenced in Section 2.1(b), Parties shall establish a mutually agreed upon binding offtake agreement to supply the mining operations at the Cerro Blanco Project with the uninterrupted water supply required for commercial operation of the Cerro Blanco Project. White Mountain will enter into a binding offtake agreement with the Project Entity to purchase a minimum of 200 liters per second water from the Desal Plant for use in its mining operations at the Cerro Blanco Project at market prices or other preferred arrangement corresponding to the Development Funding needs.

3.4     Developer Interests. In addition to any Equity Split in the Project Entity, Developer shall also receive:

a)	The same class and type of equity as White Mountain;

b)	Customary drag-along and tag-along rights, such that it shall receive the right to exit on the same terms as White Mountain;

c)	A right of first refusal in respect of any sale or transfer of White Mountain’s interest in the Project Entity;

d)	The right to appoint at least one director, manager or equivalent position of the Project Entity, which individual shall have input with respect to business development issues;

e)	Preemptive rights in respect of any new equity issued in the Project Entity, such that Developer will have the right to maintain its percentage equity ownership;

f)

The right to approve material transactions relating to the Project Entity, including, without limitation, capital expenditures, a sale of all or substantially all of the assets of the Project Entity, any new issuance of equity of the Project Entity, any change in the rights of the terms of the equity granted to Developer, the creation of any class of equity of the Project Entity, and the admission of any new member or stockholder of the Project Entity; and

g)

The ability to put its equity interest in the Project Entity to White Mountain or the Project Entity at a price equal to fair market value upon the occurrence of certain events, including a breach or violation by White Mountain of any of the terms set forth within this Development Assignment.

4.	Costs and Expenses.

4.1     The Parties Expenses. Except as explicitly provided in this Development Assignment, each of the Parties shall bear their own expenses incurred in connection with the preparation, negotiation, execution and performance of this Development Assignment, including the provision of the Development Rights hereunder.

5.	Non-Solicitation of Personnel.

During the Term of this Development Assignment and for a period of one (1) year following its expiration or termination, neither party shall directly approach, counsel, or attempt to induce any person who is then an employee or independent consultant of the other party to terminate his or her employment with or engagement by the other party, or employ, engage or attempt to employ or engage any such person. Notwithstanding the foregoing, both parties agree that each party may publicly post job offerings in the normal course of business, and such posting and any employment or engagement resulting therefrom shall not breach the above prohibitions in this paragraph.

6.	Non-Competition.

During the Term of this Development Assignment and for a period of two (2) years following its expiration or termination, White Mountain shall not, directly or indirectly, own, manage, control, participate in, consult with, render services for, receive any economic benefit from or exert any influence upon, or in any manner engage in or represent any business within Latin America that is competitive with the Developer.

7.	Confidential Information.

7.1     The Parties have an existing mutual nondisclosure agreement dated June 23, 2015 which is also incorporated into this Development Assignment.

8.	Term.

This Development Assignment shall continue in full force and effect for a period of forty-eight (48) months from the Effective Date and shall automatically be extended for additional one (1) year at the Developer’s sole discretion.

8.1     Good Faith Duty within Term. During the Term of this Development Assignment, the Parties agree that Developer shall only continue to have Development Rights (i) as long as Developer continues to work and perform under good faith and (ii) in the event that Developer does not perform under Section 1.2(a) of this Development Assignment by providing, arranging, or facilitating a financial commitment for phase one for the Desal Plant and or the Project Entity within eighteen (18) months of the Effective Date, the Developer shall not maintain its Development Rights unless agreed to in writing by the Parties.

9.	Notice.

Any notices required or allowed hereunder shall be in writing and given by registered air mail letter, recognized international courier, or by email to the parties at the following addresses or to such other address as may be furnished by one party to the other:

Developer:

NEXO Water Ventures, LLC
68 South Main St., 8th Floor
Salt Lake City, UT 84101
Attn: Andrew Sloop
asloop@nexocapitalpartners.com

White Mountain:

White Mountain Titanium Corp
225 S. Lake Avenue, Suite 300
Pasadena, CA 9110
Attn: Ron Vance
ron@vancelaw.us

10.	Independent Contractors.

This Development Assignment does not create a principal or agent, employer or employee, partnership, joint venture, or any other relationship except that of independent contractors between the parties. Nothing contained herein shall be construed to create or imply a joint venture, principal and agent, employer or employee, partnership, or any other relationship except that of independent contractors between the parties, and neither party shall have any right, power or authority to create any obligation, express or implied, on behalf of the other in connection with the performance hereunder.

11.	Authority.

Each of the Parties represents and warrants that it has full organizational power and authority to enter into this Development Assignment; that this Development Assignment is a binding and enforceable obligation of such party, subject to bankruptcy, insolvency and other laws affecting creditors’ rights generally; and that the individual executing this Development Assignment on behalf of such party has all necessary power and authority to bind such party as set forth herein.

12.	Assignment.

This Development Assignment may be transferred or assigned by Developer without the prior written consent of White Mountain; either party, without written consent but with notice to the other Party, may assign its rights and obligations under this Development Assignment in connection with a transfer or sale of all or substantially all its assets or to a successor entity or acquirer in the event of a merger, consolidation or change of control of either party.

13.	Entire Agreement.

This Development Assignment constitutes the entire agreement and understanding between the Developer and White Mountain with respect to the subject matter hereof and supersedes and replaces all prior understandings and/or agreements with respect thereto.

14.	Governing Law; Venue.

This Development Assignment shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws. The Parties agree that the venue for any dispute, action or claim arising out of this Development Assignment shall be the State of Utah and consent to submit to the jurisdiction of any state or federal court located in the State of Utah in connection with any such dispute, action or claim.

15.	Counterparts; Facsimiles.

This Development Assignment may be executed in any number of counterparts, but all of such counterparts together shall constitute one and the same Development Assignment. Facsimile or electronic PDF transmission of executed pages shall constitute valid execution and delivery.

IN WITNESS WHEREOF, the parties hereto have executed this Development Assignment as of the date first above written.

DEVELOPER		WHITE MOUNTAIN

By:	/s/ Andrew G. Sloop	By:	/s/ Michael P. Kurtanjek
	Name: Andrew G. Sloop		Name: Michael P. Kurtanjek
	Title: Partner		Title: Interim Chief Executive Officer